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                                                                    Exhibit 99.3

            ACORN PRODUCTS TO REMAIN LISTED ON NASDAQ SMALLCAP MARKET

         COLUMBUS, Ohio, January 8, 2003 -- Acorn Products, Inc. (NASDAQ: ACRN) announced today that the Nasdaq Listing Qualifications Panel had determined to allow the continued inclusion of Acorn Products' common stock on the Nasdaq SmallCap Market, noting that the Company appears to comply with all quantitative listing requirements.

         The Company has been asked to provide additional materials to the Listing Qualifications Panel to verify that it complies with all listing requirements. Effective with the open of business on January 9, 2003, the Company's trading symbol will be changed to "ACRNC." The "C" will be removed from the Company's symbol once the Listing Panel has confirmed compliance with all listing criteria.

         Acorn Products, Inc., through its operating subsidiary UnionTools, Inc., is a leading manufacturer and marketer of non-powered lawn and garden tools in the United States. Acorn's principal products include long handle tools (such as forks, hoes, rakes and shovels), snow tools, posthole diggers, wheelbarrows, striking tools and cutting tools. Acorn sells its products under a variety of well-known brand names, including Razor-Back(TM), Union(TM), Yard 'n Garden(TM), Perfect Cut(TM) and, pursuant to a license agreement, Scotts(TM). In addition, Acorn manufactures private label products for a variety of retailers. Acorn's customers include mass merchants, home centers, buying groups and farm and industrial suppliers.

         Razor-Back(TM), Union(TM), Yard 'n Garden(TM) and Perfect Cut(TM) are registered trademarks of Acorn. Scotts(TM) is a registered trademark of The Scotts Company.

         The statements contained herein that are not purely historical are forward looking statements within the meaning of the Securities Exchange Act of 1934, including statements regarding Acorn's expectations regarding compliance with Nasdaq's listing requirements. All forward looking statements contained herein are based upon information available to Acorn as of the date hereof, and Acorn assumes no obligation to update any such forward looking statements. Actual results could differ materially from Acorn's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Acorn's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and the other reports filed from time to time by Acorn with the Securities and Exchange Commission.

Contact: John G. Jacob, Vice President and Chief Financial Officer of Acorn Products, Inc. (614) 222-4400.